Exhibit 10.1

CITIZENS

CONSULTING AGREEMENT

This agreement (the “Agreement”), dated August 5, 2020 is between Citizens, Inc. (hereinafter called Citizens) and Gerald W. Shields (hereinafter called Consultant.)

Consultant and Citizens have agreed that Consultant will provide certain consulting services, as outlined in the document called “proposal” to Citizens and Citizens, in turn, will pay a certain fee for such services. The parties agree as follows:

1.	Scope of Engagement. Consultant shall provide services to function as Interim CEO of Citizens Inc. Detail deliverables are outlined on the attached Statement of Work.

Consultant and Citizens agree that during the term of this Agreement, Consultant will undertake the job functions as President and CEO and perform work set forth in this agreement:

o	Consultant will work at the direction of Citizens Board of Directors.

o	Consultant will lead all tactical, operational and strategic initiatives to accomplish the Citizens documented goals as documented in Attachment 1

o	Consultant will provide people leadership for the Citizens staff. Significant actions will be shared with the Citizens Board of Directors prior to action being implemented. Functions include:

o	Hiring

o	Termination

o	Compensation administration

o	Consultant will work with Citizens’ executive, staff and Board of Directors to keep them informed via telephonic, video, and other meetings and documents.

o	Consultant will be responsible for expense monitoring and management.

o

Consultant will produce periodic status reports to the Board of Directors documenting progress, issues and status. Consultant will provide written status updates to the Citizens Board of Directors to help ensure that business requirements are appropriately documented and addressed.

o	Consultant will provide written certification statements to the Chairman of the Board for any SEC reporting scheduled during the term of this agreement.

2.

Term of Service. Consultant will begin project at Citizens on or about August 12, 2020. The project work will be conducted onsite as needed and remotely for any work that can be conducted off-site. This contract will extend until a permanent CEO is hired and in place, executing the requirements as President and CEO. Either side may terminate this Agreement at any time and for any reason upon ten (10) days advance written notification.

o

Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future employment or engagement, or as a limitation upon Citizens’ sole discretion to terminate this Agreement at any time without cause with ten (10) days advance written notification.

3.

Support Services. For the term of this agreement, Citizens will provide Consultant with such workspace, office supplies, administrative support, printing/copy facilities, high-speed internet, remote access, and telecommunications and remote access support as may be reasonably necessary for Consultant to carry out Consultant’s duties pursuant to the Agreement.

Citizens agrees to provide a workstation networked to the Citizens systems as may be reasonably necessary for Consultant to carry out data analysis and report generation, and access to compatible printers for the Consultant’s use as reasonably needed. Citizens will provide necessary time, data and resources in support of Consultant in this assignment.

Citizens Board of Directors agrees to make themselves available for status updates and advisory roles as needed in support of this engagement.

Board of Directors will be engaged onsite in Austin, Texas as needed.

4.	Board of Directors Membership. Board of Directors agrees:

o	Consultant will continue as a member of the Board of Directors as an internal Board member.

o	During the term of this agreement, Consultant will not be receiving compensation payments as an independent board member.

o	Once this engagement is completed, Consultant will be eligible for the standard Board compensation and will be eligible for committee assignment and any board leadership positions.

5.

Compensation. Citizens and Consultant agree that compensation fees will be $14,500 per week. The fees will be billed every 2 weeks by Consultant to Citizens and are payable 30 days after receipt by Citizens of an undisputed invoice. Expenses will be billed every 2 weeks and are payable 30 days after invoice. All payments for fees and expenses will be payable to the Chase bank account Citizens has on record for board payments.

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Consultant understands that he will not receive any benefits from Citizens including, but not limited to, income tax withholding, social security, Medicare contributions, medical, pension or 401(k), long or short-term disability, life insurance, vacation, unemployment or worker’s compensation insurance.

Citizens will provide Consultant a 1099-MISC and send an informational report to the IRS reflecting what the Consultant has been paid by Citizens at the end of the tax year. Consultant understands and acknowledges that it is his responsibility to obtain health insurance.

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Consultant further agrees to be responsible for all of Consultant’s federal and state taxes, withholding, social security, insurance, and other benefits. At Citizens’ request, the consultant shall provide Citizens with satisfactory proof of independent consultant status including a copy of the application/notice of employer identification number (ss-4) or social security card.

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Personal Time Off (PTO): Consultant will manage to keep PTO to a minimum. Consultant is entitled to 3 PTO days during initial ninety (90) days. After the initial ninety (90) days, Consultant will be entitled to three (3) days PTO per month. If Consultant takes any additional PTO, the consultant will deduct $2800.00 per PTO day.

6.

Jurisdiction and Duration. This Agreement shall be governed by the laws of the State of Texas and shall be effective from the date of the signing by Consultant and CITIZENS until the completion of the services described above unless sooner terminated in accordance with the provisions of this Agreement.

7.

Confidentiality and Ownership. Consultant recognizes and acknowledges that Citizens possesses certain confidential information that constitutes a valuable, special, and unique asset. As used herein, the term “confidential information” includes all information and materials belonging to, used by, or in the possession of Citizens relating to its products, processes, services, technology, inventions, patents, ideas, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information is acquired by Consultant, or (b) information that subsequently becomes public through no act or omission of the Consultant. Consultant agrees that all of the confidential information is and shall continue to be the exclusive property of Citizens, whether or not prepared in whole or in part by Consultant and whether or not disclosed to or entrusted to Consultant’s custody. Consultant agrees that Consultant shall not, at any time following the execution of this Agreement, misuse or disclose in any manner any confidential information of Citizens.

7.

Return of Materials. Consultant agrees that upon termination of this Agreement, Consultant immediately will return to Citizens any and all confidential materials in any form, tangible or intangible, including equipment, drawings, blueprints, notes, memoranda, specifications, designs, writings, software, devices, documents, data and any other material containing or disclosing any confidential or proprietary information of Citizens. Consultant will not retain any such materials.

8.	Warranties. Consultant warrants that Consultant’s agreement to perform the Work pursuant to this Agreement does not violate any other agreement or obligation between Consultant and a third party; and

(a) The Work as delivered to Citizens will not infringe any copyright, patent, trade secret, or other proprietary right held by any third party; and

(b) The services provided by Consultant shall be performed in a professional manner, and shall be of a high grade, nature, and quality. The services shall be performed in a timely manner and shall meet deadlines agreed between Consultant and Citizens.

9. Mutual Indemnification. [Intentionally Omitted.]

10.	Miscellaneous.

a. In the event any provision hereof is held void or unenforceable by any court of competent jurisdiction, then such provision shall be deemed severed from this Agreement and shall not affect the remaining provisions hereof.

b. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c. This Agreement when executed by the Parties hereto, supersedes all prior agreements, understandings, and communications, either verbal or in writing, among the parties hereto with respect to the subject matter contained herein. This Agreement contains the entire agreement and understanding between the parties.

d. Any amendment or variation of this Agreement must be in writing and duly signed by all Parties hereto.

e. Any failure by a Party to comply with any obligation, agreement or condition herein may be expressly waived in writing by each of the other Parties, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any such subsequent or other failure.

f. Each of the Parties has participated in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of any other actual or purported authorship of any of the provisions of this Agreement.

g. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, and permitted assigns.

h. Any notice required by this Agreement shall be made by written notice at such address designated below and as otherwise changed by the parties upon written notice. Written notice shall mean any correspondence sent by U.S. Mail, Certified Return Receipt Requested, facsimile, or email, and receipt of notice shall be considered the date received.

i. Assignment; Subcontracting. This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either party without the prior written consent of the other party.

j. The persons who signed this Agreement on behalf of the respective parties represent and warrant that they are authorized to do so on behalf of the respective parties and acknowledge that the other party is relying upon that representation.

Agreed to this 5th day of August, 2020.

CITIZENS	Consultant

/s/ J.D. “Chip” Davis	/s/ Gerald W. Shields
Name: J.D. “Chip” Davis	Gerald W. Shields
Title: Chairman of the Board of Directors	Date: August 5, 2020
Date: August 5, 2020

Address:	Address:

PO Box 149151	1535 Tanglewood Dr East

Austin, TX 78714-9151	Hideaway TX 75771